UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2012

(Exact name of registrant as specified in its charter)

Delaware	0-21121	06-1456680
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One Hamden Center
2319 Whitney Ave, Suite 3B, Hamden, CT	06518
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 859-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amended Credit Facility
On September 7, 2012, we signed an amendment to our existing $20 million credit facility with TD Bank, N.A. (“TD Bank”) that allows us to declare and pay cash dividends to holders of our outstanding common shares subject to approval by our Board of Directors and provided that no default or event of default has occurred and is continuing under the credit facility on the date of the dividend payment. The amendment also allows us to use up to $5,000,000 in Revolving Credit Loans to fund future cash dividend payments or treasury share buybacks as well as requires cash dividend payments to be treated as distributions for purposes of quarterly debt covenant calculations.

Item 8.01  Other Events.

On September 10, 2012, we announced that our Board of Directors has approved the initiation of a quarterly cash dividend of $0.06 per share of common stock outstanding, and that the initial quarterly cash dividend of $0.06 per share will be paid in the fourth quarter of 2012, when declared and approved by our Board of Directors, to all of our common stockholders on the date of record. We expect to pay our first quarterly dividend in December 2012.

In conjunction with our dividend policy, we are suspending our previously announced 10b5-1 stock repurchase program; however, we remain authorized to purchase stock from time to time under our existing $15 million stock buyback program depending on market conditions and other factors.

The announcement was made in a press release dated September 10, 2012, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.26	Third Amendment to Amended and Restated Revolving Credit and Security Agreement
99.1	Press Release dated September 10, 2012 of TransAct Technologies Incorporated

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ Steven A. DeMartino
Steven A. DeMartino
President, Chief Financial Officer, Treasurer and Secretary

Date: September 11, 2012